Filed pursuant to Rule 424(b)(3)

Registration No. 333-236926

IMPORTANT NOTICE

ProShares Ultra Bloomberg Crude Oil (UCO)

ProShares UltraShort Bloomberg Crude Oil (SCO)

(each, an “Oil Fund”, and together, the “Oil Funds”)

Supplement dated April 22, 2020

to each Oil Fund’s Prospectus and Disclosure Document

Dated March 30, 2020

The Prospectus and Disclosure Document for each Oil Fund is hereby revised to reflect that:

As stated in the Oil Funds’ Prospectus, each of the Oil Funds seeks to meet its investment objective by investing, under normal market conditions, in any one of, or combinations of, Financial Instruments (including swap agreements, futures contracts and forward contracts) based on WTI sweet, light crude oil. The types and mix of Financial Instruments in which the Oil Funds may invest vary daily at the discretion of the Funds’ Sponsor, ProShare Capital Management LLC. Currently, each Oil Fund obtains its exposure by investing in the WTI crude oil futures contracts specified by the Bloomberg WTI Crude Oil Subindex (the “Index”). The Index generally consists of WTI crude oil futures contracts selected from the three nearest expiration dates (known as the front, second and third month contracts).

In light of recent extraordinary conditions and volatility in the markets for crude oil and related Financial Instruments, each Oil Fund may utilize other investment strategies and Financial Instruments, as described below and in its Prospectus. For example, each Oil Fund may invest in longer-dated futures contracts based on the Sponsor’s analysis of factors such as current or expected market volatility, margin requirements and the liquidity and cost of establishing and maintaining such positions.

In addition, each Oil Fund also may invest in other crude oil-related Financial Instruments, such as futures contracts on other crude oil benchmarks or indices (for example, ICE West Texas Intermediate (WTI) Light Sweet Crude Oil Futures Contract), options on crude oil futures contracts and non-exchange traded (“over-the-counter” or “OTC”) transactions that are based on the price of crude oil, crude oil benchmarks or crude oil futures contracts. Although each Oil Fund will continue to seek its investment objective to deliver daily investment results, before fees and expenses, that correspond to two times (2x), or two times the inverse (-2x), as applicable, of the daily performance of the Index, the use of these other investment strategies and Financial Instruments could have a significant impact on the performance of each Fund and, as a result, each Fund may not meet its investment objective.

Each Oil Fund also may, but is not required to, seek to use swap agreements or options strategies that limit losses (i.e., have “floors”) or are otherwise designed to prevent the Fund’s net asset value from going to zero. These strategies will not prevent an Oil Fund from losing value. Rather, they are intended to allow an Oil Fund to preserve a small portion of its value in the event of significant movements in the Index or Financial Instruments based on the Index. There can be no guarantee that an Oil Fund will be able to implement such strategies, continue to use such strategies, or that such strategies will be successful. Each Oil Fund will incur additional costs as a result of using such strategies. Use of strategies designed to limit losses may also place “caps” or “ceilings” on performance and could significantly limit Fund gains, could cause a Fund to perform in a manner not consistent with its investment objective and could otherwise have a negative impact on Fund performance.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

NEITHER THE TRUST NOR ANY FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT COMPANY AS DEFINED IN THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND NEITHER IS SUBJECT TO REGULATION THEREUNDER.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.